EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-164572 and No. 333-215728 on Form S-8 and Registration Statement No. 333-208531 on Form S-3 of our reports dated November 21, 2017, relating to the consolidated financial statements and financial statement schedule of New Jersey Resources Corporation and subsidiaries (the “Company”), and the effectiveness of the Company's internal control over financial reporting, appearing in this Annual Report on Form 10-K of New Jersey Resources Corporation for the year ended September 30, 2017.

/s/ DELOITTE & TOUCHE LLP
Parsippany, New Jersey

November 21, 2017